Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

December 17, 2021

ALX Oncology Holdings Inc.

323 Allerton Avenue

South San Francisco, California 94080

Re:	ALX Oncology Holdings Inc. – “At the Market” Sale and Issuance of up to $150 million of Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by ALX Oncology Holdings Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on August 13, 2021 pursuant to Rule 462(e) of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained within the registration statement (the “Prospectus”) and the prospectus supplement to the Registration Statement dated December 17, 2021 (the “Prospectus Supplement”) in connection with the registration under the Securities Act of up to $150,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Company has agreed to issue and sell the Shares from time to time through Cantor Fitzgerald & Co. and Credit Suisse Securities (USA) LLC, as sales agents (the “Sales Agents”) pursuant to a sales agreement by and among the Company and the Sales Agents (the “Sales Agreement”).

We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN    BEIJING    BOSTON    BRUSSELS    HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

December 17, 2021

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about December 17, 2021, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation